SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


Date of Report: June 4, 1997

                             WORKFORCE SYSTEMS CORP.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

    FLORIDA                       333-11169                  65-0353816
---------------                 ------------               --------------
(State or other                 (Commission                (IRS Employer
jurisdiction of                 File Number)               Identification
incorporation)                                             Number)

                             8870 Cedar Springs Lane
                                     Suite 5
                           Knoxville, Tennessee 37923
                    -----------------------------------------
                   (Address of executive offices and Zip Code)

Registrant's telephone number, including area code:        423-769-2380

                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)





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Item 1.     Changes in Control of Registrant.

            None.

Item 2.     Acquisition or Disposition of Assets.

            As of May 29, 1997 Workforce Systems Corp., a Florida corporation (the "Company") acquired 100% of the issued and outstanding capital stock of Federal Supply, Inc., a Florida corporation ("Federal Supply") from Robert Hausman and John Murray, its sole shareholders, and 100% of the issued and outstanding capital stock of Federal Fabrication, Inc., a Florida corporation ("Federal Fabrication") from Robert Hausman, its sole shareholder, in exchange for an aggregate of 110,000 shares of the Company's restricted common stock in a private transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Federal Supply and Federal Fabrication are hereinafter collectively referred to as "Federal." Prior to such transaction, neither Mr. Hausman nor Mr. Murray were affiliates of the Company nor any of its affiliates, any director or officers of the Company, or any associate of any such director or officers. The determination of the amount of consideration paid by the Company in the acquisitions of Federal Supply and Federal Fabrication was made by management of the Company based upon its analysis of certain objective and subjective criteria. Specifically, management considered the total assets acquired of approximately $1 million less the liabilities assumed (exclusive of the Federal Note as that term is defined in the Agreement filed hereto as Exhibit 2) of approximately $285,000. The resulting net value of approximately $715,000 was discounted by 50% to account for the Federal Note which remains an obligation of the subsidiary, which such note is not guaranteed nor assumed by the Company. Management also considered certain subjective criteria which it deemed equally relevant in the determination of the purchase price which was the significant revenue base of Federal of approximately $4 million on an annualized basis and the opportunity to achieve certain internal economic advantages though business synergies.

      Federal, located in Pompano Beach, Florida, is a fabricator and distributor of custom-designed fire sprinkler systems and components sold primarily to contract installers associated in the commercial and industrial construction industry. It is the intent of the Company to continue Federal's business and operations are conducted prior to such acquisition by the Company.














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Item 3.     Bankruptcy or Receivership.

            None.

Item 4.     Changes in Registrant's Certifying Accountants.

            None.

Item 5.     Other Events.

            Following the closing of the acquisition of Federal as hereinabove described under Item 2, on June 1, 1997 Mr. Robert Hausman was elected a director of the Company to serve until the next annual meeting of shareholders or until his earlier resignation, removal or death and he was appointed President of the Company to serve at the pleasure of the Board of Directors. Mr. Hausman's biographical information is as follows:

ROBERT HAUSMAN. Since October 1994, Mr. Hausman, 41, has been President, Chief Executive Officer and principal shareholder of Federal Supply, Inc., a Pompano Beach, Florida based supplier and fabricator of fire production products. Since May 1995, Mr. Hausman has also been 25% shareholder of South Eastern Sound & Communications, Inc., a Boca Raton based sales, service and installation company of sound and communications systems. In addition, since May 1996 Mr. Hausman has owned a one-third interest in All-Star Sports Camp, Boca Raton, Florida. From February 1982 until July 1994, Mr. Hausman was a 50% owner of Bedford Weaving Mills, a Bedford, Virginia based speciality textile mill. Mr. Hausman, a 50% owner and Executive Vice President of Bedford Weaving Mills, which was acquired by Mr. Hausman and his partner in February 1982 from Belding Hemingway Inc. (NYSE:BHY). Subsequent to such acquisition, Bedford Weaving Mills increased its revenues and earnings from a approximately $5 million, with operating losses, to approximately $20,000,000 with pre-tax profits. Mr. Hausman received a B.S. in Management and Marketing in 1977 from Philadelphia College of Textiles and an MBA in Marketing and Management in 1978 from Babson College.

      Mrs. Ella Chesnutt, President of the Company from June 14, 1997 until Mr. Hausman's appointment to such position, remains a member of the Board of Directors and has been elected Chairman thereof.













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Item 6.     Resignation of Registrant's Directors.

            None.

Item 7.     Financial Statements and Exhibits.

            (a) Financial Statements of Businesses Acquired.

            The financial statements of Federal as required pursuant to the requirements of this form shall be filed by amendment hereto within 60 days of the filing of this form as permitted under the provisions hereof.

            (b)   Pro forma Financial Information.

                  Not applicable.

            (c)   Exhibits.

No.                                 Description
---                                 -----------

2                 Agreement dated as of May 29, 1997 between Workforce
                  Systems Corp., a Florida corporation, and Robert Hausman and John Murray, as Sole Shareholders of Federal Supply, Inc. and Robert Hausman as Sole Shareholder of Federal Fabrication, Inc.

Item 8.     Change in Fiscal Year.

            None.

Item 9.     Sales of Equity Securities Pursuant to Regulation S.

            None.

















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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date: June 4, 1997                        By: /s/ Ella Boutwell Chesnutt
                                              --------------------------
                                                Ella Boutwell Chesnutt,
                                                Chairman of the Board





































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